Exhibit 99
Bemis Company Reports Third Quarter Earnings

Neenah, Wisconsin, October 26, 2017 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its third quarter ended September 30, 2017. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt, referenced in this release.

SUMMARY OF THE QUARTER

	Q3			Q3 YTD
($ in millions except per share amounts)	2017	2016	% change	2017	2016	% change
Earnings Per Share	$0.61	$0.72	(15.3)%	$1.46	$1.84	(20.7)%
Adjusted Earnings Per Share	$0.70	$0.75	(6.7)%	$1.76	$2.02	(12.9)%
Cash from Operations	$99.0	$195.4	(49.3)%	$299.5	$348.4	(14.0)%

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“We made progress during the third quarter, driven in part by operational and manufacturing efficiencies in our U.S. business,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “Profit in our Global business also improved over the second quarter. As anticipated, in Latin America, unit volumes continued to be weak due to the challenging economic environment in Brazil; profit improved sequentially as we reduced variable costs to align with customer demand in Brazil.”

Austen continued, “During the third quarter, we concluded the analysis of our restructuring and cost savings plan to properly align our manufacturing and administrative cost structures and better position the Company in the current business environment and for the long-term. We established an Enterprise Project Management Office to enhance ownership and accountability and to ensure that our planned $65 million in savings are delivered on time. The actions we are taking will create a more agile, streamlined, and efficient business, and we will implement these initiatives while maintaining the high quality products, focus on service, and culture of respect and innovation consistent with Bemis’ standard.”

Austen further commented, “While we have made good progress on our business initiatives during the third quarter, we anticipate volume challenges during the fourth quarter in our U.S. and Latin American businesses. We will continue to stay focused on our cost savings plan and initiatives to strengthen our business.”

2017 RESTRUCTURING AND COST SAVINGS PLAN

On September 12, 2017, the Company announced the remaining details of its restructuring and cost savings plan to reduce its fixed manufacturing and administrative cost structures. The Company increased the pre-tax annual savings run rate target to $65 million. Estimated total pre-tax costs to implement the plan are $100 to $125 million. Of that total, pre-tax cash expense is estimated between $70 and $80 million.

The plan includes the following actions:

Optimizing manufacturing capacity. The Company will close a total of four manufacturing facilities. Work performed at these facilities will be transferred to other Bemis locations. The Company initiated the closing of two of these facilities in 2017 and will initiate the others in 2018. Benefits from these four plant closures will be approximately $17 million when fully implemented.

Consolidating office space. The Company will consolidate a portion of its administrative facilities. Certain administrative offices in the United States and Latin America will be exited and relocated to other existing company-owned buildings. Benefits from these consolidations will be approximately $5 million when fully implemented.

Reducing SG&A Cost Structure. The Company is reducing its administrative support cost structure to align with the current business environment. Over the next three years, the Company will reduce a total of 500 administrative positions, or 8 percent of the global administrative workforce. Impacted employees will receive job placement assistance and severance benefits to assist in their transition. The total cost savings from these changes will be approximately $35 million when fully implemented.

Reducing Other Costs. The Company has identified numerous opportunities for cost efficiency across a variety of operational and administrative activities and functions. Examples include consolidating external warehouses used for inventory storage, reducing transportation costs associated with shipping product, and optimizing costs associated with travel. Benefits from these opportunities are expected to be approximately $8 million when fully implemented.

During the third quarter, the Company recorded restructuring and other costs totaling $12.9 million or $0.09 per share, primarily related to the initial steps in its 2017 plan. These charges consisted primarily of employee termination costs and fixed asset write-downs of equipment. Management anticipates approximately $10 million of cash expenditure during 2017 related to this plan.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $672.3 million for the third quarter of 2017 represented an increase of 2.2 percent compared to the same period of 2016. Compared to the prior third quarter, unit volumes were up approximately two percent.

U.S. Packaging operating profit decreased to $99.6 million in the third quarter of 2017, or 14.8 percent of net sales, compared to $100.8 million, or 15.3 percent of net sales, in 2016. Compared to the prior year, profits were impacted by previously-negotiated contractual selling price reductions on select products, partially offset by manufacturing efficiencies and the benefits of increased unit volumes. Compared to the second quarter of 2017, increased profits were due to strong operational performance and manufacturing efficiencies, stabilization at a facility in Wisconsin that struggled with an ERP go-live during the second quarter, and lower business incentives related to select customers who were unable to meet their commitments for new business volume.

Global Packaging
Global Packaging net sales of $362.8 million for the third quarter of 2017 represented a decrease of 1.8 percent compared to the same period of 2016. Currency translation increased net sales by 0.5 percent. Organic sales decline of 2.3 percent reflects unfavorable mix of products sold, partially offset by sales price increases. Compared to the prior third quarter, Global Packaging unit volumes were relatively flat, comprised of weak volumes in the Company’s Latin American business, as anticipated, and offset by net volume growth in the remaining regions of the Global Packaging Segment.

Global Packaging operating profit for the third quarter was $24.6 million, compared to $36.2 million for the same period in 2016. Compared to the prior year, lower profits in Global Packaging were driven primarily by the impact of the challenging economic environment in Brazil. Current third quarter profits in the Company’s Latin American business were in-line with the Company’s expectations shared during the most recent earnings cycle, which outlined sequential profit improvement as compared to the second quarter of 2017.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the nine months ended September 30, 2017 was $299.5 million, compared to $348.4 million in the prior year. This decline was driven by profit levels in 2017; the Company’s accounts payable improvements have been maintained as anticipated.

Cash flows from investing activities includes a $3.9 million outflow during the third quarter related to the acquisition of Romanian-based flexible packaging company Evadix SA. This small, yet strategic acquisition establishes Bemis with its first manufacturing operation in Eastern Europe. The acquired facility provides a strong converting platform to leverage Bemis’ expertise and capabilities in film-making from Western Europe to grow sales of meat and cheese packaging throughout Europe. The transaction is subject to statutory closing conditions which are planned to be fulfilled during November of 2017.

Total company net debt to adjusted EBITDA was 2.7 times at September 30, 2017.

Capital expenditures totaled $143.0 million for the nine months ended September 30, 2017, reflecting planned investment to support productivity improvements in the U.S. Packaging segment and growth initiatives in the Global Packaging segment.

During the third quarter, Bemis repurchased 1.2 million shares for $54.9 million. At September 30, 2017, the remaining Board authorization for the repurchase of Bemis common stock was 18.2 million shares.

OUTLOOK

Management expects adjusted diluted earnings per share to be in the range of $2.35 to $2.40 for the full year 2017.

Austen stated, “We have narrowed our EPS guidance range primarily on account of lower unit volume expectations during the fourth quarter from some of our U.S. customers and also on account of some anticipated hurricane-related impacts in the fourth quarter. These hurricane-related impacts include higher raw material input prices in Latin America that have become difficult to pass through to our customers in that region due to the tough economic environment and the impact of light production levels at our healthcare facility in Puerto Rico that are aligned to the demands of our customer base in that region.”

Austen further commented, “The strong foundational elements of Bemis Company remain. We are committed to maintaining a strong balance sheet, to returning free cash flow to our shareholders, to developing opportunities for organic and inorganic growth, and to providing an attractive, long-term investment for our shareholders.”

Management expects full year 2017 cash from operations to be in the range of $400 to $425 million, primarily a result of revised earnings expectations. This guidance includes approximately $30 million of cash expenditure related to the Company’s restructuring programs, $20 million of which relates to the 2016 plan to close four plants in Latin American and $10 million of which relates to initial actions from the 2017 restructuring and cost savings plan.

Management continues to expect capital expenditures for 2017 between $185 and $200 million to support projects underway. Management continues to evaluate future capital spending levels as part of its comprehensive review of the business.

Management expects an effective income tax rate for 2017 of approximately 31.5 percent, which incorporates the new accounting standard for stock-based compensation.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth, adjusted EBITDA, net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2017 outlook are reconciled to GAAP measures as practically as possible.  However, we are not providing forward looking guidance for full year 2017 U.S. GAAP guidance or a reconciliation of full year 2017 adjusted EPS to U.S. GAAP EPS because we are unable to predict with reasonably certainty the ultimate outcome of certain significant items without unreasonable effort.  These items include, but are not limited to, restructuring expenses, asset impairments, possible gains or losses on the sale of businesses or other assets, certain other gains or losses and the income tax effects of these items and/or other income tax-related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP EPS for the guidance period.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees;

•	Changes in the value of our goodwill and other intangible assets;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Our ability to manage all costs associated with our pension plans; and

•	Changes in our credit rating.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2017 financial results this morning at 10:00 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2016 net sales from continuing operations of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center, P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$1,035.1	$1,027.2	$3,042.6	$3,016.4
Cost of products sold	827.4	802.4	2,451.1	2,365.8
Gross profit	207.7	224.8	591.5	650.6

Operating expenses:
Selling, general and administrative expenses	94.6	95.8	286.8	295.6
Research and development	10.0	11.6	33.6	34.7
Restructuring and other costs	12.9	4.4	41.1	24.8
Other operating income	(7.8)	(3.2)	(13.9)	(9.1)

Operating income	98.0	116.2	243.9	304.6

Interest expense	16.7	15.1	48.7	44.5
Other non-operating income	(0.7)	(0.6)	(2.2)	(1.1)

Income before income taxes	82.0	101.7	197.4	261.2

Provision for income taxes	26.4	33.1	62.7	85.5

Net income	$55.6	$68.6	$134.7	$175.7

Basic earnings per share	$0.61	$0.73	$1.47	$1.86

Diluted earnings per share	$0.61	$0.72	$1.46	$1.84

Cash dividends paid per share	$0.30	$0.29	$0.90	$0.87

Weighted average shares outstanding:
Basic	90.9	94.3	91.8	94.6
Diluted	91.2	95.0	92.1	95.5

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$44.7	$74.2
Trade receivables	493.6	461.9
Inventories	627.2	549.4
Prepaid expenses and other current assets	99.4	80.0
Total current assets	1,264.9	1,165.5

Property and equipment, net	1,323.4	1,283.8

Goodwill	1,047.1	1,028.8
Other intangible assets, net	146.4	155.2
Deferred charges and other assets	94.9	82.4
Total other long-term assets	1,288.4	1,266.4

TOTAL ASSETS	$3,876.7	$3,715.7

LIABILITIES

Current portion of long-term debt	$5.1	$2.0
Short-term borrowings	15.8	15.3
Accounts payable	506.7	378.0
Employee-related liabilities	77.2	79.6
Accrued income and other taxes	41.5	31.2
Other current liabilities	57.4	70.0
Total current liabilities	703.7	576.1

Long-term debt, less current portion	1,530.6	1,527.8
Deferred taxes	235.5	219.7
Other liabilities and deferred credits	131.0	132.4

TOTAL LIABILITIES	2,600.8	2,456.0

EQUITY

Common stock issued (129.1 and 128.8 shares, respectively)	12.9	12.9
Capital in excess of par value	586.0	581.5
Retained earnings	2,393.0	2,341.7
Accumulated other comprehensive loss	(383.6)	(447.8)
Common stock held in treasury (38.3 and 36.1 shares at cost, respectively)	(1,332.4)	(1,228.6)

TOTAL EQUITY	1,275.9	1,259.7

TOTAL LIABILITIES AND EQUITY	$3,876.7	$3,715.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income	$134.7	$175.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127.5	121.4
Excess tax benefit from share-based payment arrangements	—	(4.4)
Share-based compensation	13.0	13.9
Deferred income taxes	5.4	17.0
Income of unconsolidated affiliated company	(2.3)	(1.7)
Net loss on disposal of property and equipment	4.8	1.7
Changes in working capital, excluding effect of acquisitions and currency	8.2	15.4
Changes in other assets and liabilities	8.2	9.4

Net cash provided by operating activities	299.5	348.4

Cash flows from investing activities
Additions to property and equipment	(143.0)	(129.0)
Business acquisitions and adjustments, net of cash acquired	(3.9)	(114.5)
Proceeds from sale of property and equipment	6.5	7.3

Net cash used in investing activities	(140.4)	(236.2)

Cash flows from financing activities
Proceeds from issuance of long-term debt	2.2	297.1
Repayment of long-term debt	—	(23.9)
Net borrowing (repayment) of commercial paper	1.0	(165.8)
Net repayment of short-term debt	(0.4)	(8.1)
Cash dividends paid to shareholders	(84.0)	(86.9)
Common stock purchased for the treasury	(103.8)	(95.4)
Excess tax benefit from share-based payment arrangements	—	4.4
Stock incentive programs and related tax withholdings	(8.5)	(14.6)

Net cash used in financing activities	(193.5)	(93.2)

Effect of exchange rates on cash and cash equivalents	4.9	0.9

Net (decrease) increase in cash and cash equivalents	(29.5)	19.9

Cash and cash equivalents balance at beginning of year	74.2	59.2

Cash and cash equivalents balance at end of period	$44.7	$79.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales
U.S. Packaging (a)	$672.3	$657.6	$1,982.7	$1,989.1
Global Packaging (b)	362.8	369.6	1,059.9	1,027.3
Total net sales	$1,035.1	$1,027.2	$3,042.6	$3,016.4

Segment operating profit
U.S. Packaging (c)	$99.6	$100.8	$263.2	$306.0
Global Packaging (d)	24.6	36.2	69.5	80.6

Restructuring and other costs	12.9	4.4	41.1	24.8
General corporate expenses	13.3	16.4	47.7	57.2

Operating income	98.0	116.2	243.9	304.6

Interest expense	16.7	15.1	48.7	44.5
Other non-operating income	(0.7)	(0.6)	(2.2)	(1.1)

Income before income taxes	$82.0	$101.7	$197.4	$261.2

Operating profit return on sales
U.S. Packaging (c / a)	14.8%	15.3%	13.3%	15.4%
Global Packaging (d / b)	6.8%	9.8%	6.6%	7.8%

Components of changes in net sales	Q3 % Change YoY		Q3 YTD % Change YoY
U.S Packaging:
Organic sales growth (decline) *	2.2%		(0.3)%
U.S. Packaging	2.2%		(0.3)%

Global Packaging:
Currency effect	0.5%		1.0%
Acquisition effect	—%		2.4%
Organic sales decline *	(2.3)%		(0.2)%
Global Packaging	(1.8)%		3.2%

Total Company:
Currency effect	0.2%		0.3%
Acquisition effect	—%		0.8%
Organic sales growth (decline) *	0.6%		(0.2)%
Total change in net sales	0.8%		0.9%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.61	$0.72	$1.46	$1.84

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.09	0.03	0.30	0.12
Other costs (2)	—	—	—	0.06

Diluted earnings per share, as adjusted	$0.70	$0.75	$1.76	$2.02

(1)
Restructuring and related costs include costs related to the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment.

(2)
Other costs are comprised primarily of acquisition-related costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt).

September 30, 2017
Net Debt
Current portion of long-term debt	$5.1
Short-term borrowings	15.8
Long-term debt, less current portion	1,530.6
Total debt	1,551.5
Less cash and cash equivalents	(44.7)
Net debt	$1,506.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended September 30, 2017
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income	$55.6	$28.0	$51.1	$60.5	$195.2
Income taxes	26.4	13.1	23.2	29.2	91.9
Interest expense	16.7	16.0	16.0	15.7	64.4
Other non-operating income	(0.7)	(0.6)	(0.9)	(0.7)	(2.9)
Earnings before interest and taxes (EBIT)	98.0	56.5	89.4	104.7	348.6
Restructuring and other costs	12.9	23.8	4.4	3.8	44.9
Adjusted EBIT (a)	110.9	80.3	93.8	108.5	393.5
Depreciation and amortization	42.5	43.2	41.8	40.7	168.2
Adjusted EBITDA	$153.4	$123.5	$135.6	$149.2	$561.7

Average Invested Capital(1) (b)					$2,746.0
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.3%

	Three Months Ended				12 months ended September 30, 2016
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net income	$68.6	$50.9	$56.2	$56.8	$232.5
Income taxes	33.1	24.7	27.7	28.4	113.9
Interest expense	15.1	14.0	15.4	13.2	57.7
Other non-operating (income) expense	(0.6)	(0.6)	0.1	(1.2)	(2.3)
Earnings before interest and taxes (EBIT)	116.2	89.0	99.4	97.2	$401.8
Restructuring and other costs	4.4	19.6	0.8	2.2	27.0
Adjusted EBIT (a)	120.6	108.6	100.2	99.4	428.8
Depreciation and amortization	40.1	40.5	40.8	40.0	161.4
Adjusted EBITDA	$160.7	$149.1	$141.0	$139.4	$590.2

Average Invested Capital(1) (b)					$2,627.6
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.6%

(1) Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
(2) Tax rate assumed to be the U.S. federal statutory rate.